Exhibit 99

CONTACT: REGIS CORPORATION: Mark Fosland — SVP, Finance and Investor Relations 952-806-1707

For Immediate Release

REGIS REPORTS SECOND QUARTER 2014 RESULTS

MINNEAPOLIS, January 27, 2014 — Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal second quarter ended December 31, 2013 versus the prior year as noted below.

•                       Sales of $468.4 million, a decrease of 7.5%. Same-store sales declined 6.2%.

•                       Same-store service and product sales declined 5.5% and 9.2%, respectively.

•                       GAAP net loss of $110.0 million or ($1.95) per diluted share.

•                       Includes certain discrete non-cash charges of $112.1 million.

•                       Diluted EPS, as adjusted, was ($0.04) compared to $0.03 in the prior year quarter.

•                       Same-store sales declines of 6.2% reduced current quarter adjusted earnings approximately $0.13 per share.

•                       Offsetting this were benefits approximating $0.06 per share, mainly from cost savings initiatives, reduced bonuses, lower interest and tax credits. These benefits were reduced by higher labor costs, increased salon connectivity, higher retail promotions, increased health insurance costs, and higher depreciation expense.

•                       EBITDA, as adjusted, of $21.6 million compared to $31.1 million in the prior year quarter.

•                       Same-store sales declines of 6.2% negatively impacted adjusted EBITDA approximately $12 million.

•                       Offsetting this were benefits approximating $2.5 million, mainly from cost savings initiatives and reduced bonuses. These benefits were reduced by higher labor costs, increased salon connectivity, higher retail promotions, and increased health insurance costs.

•                       The current and prior year quarters include net discrete after-tax expense of $107.5 million and $14.0 million, respectively.

Dan Hanrahan, President and Chief Executive Officer commented, “To become a best-in-class operator, we continue to execute on three key foundational initiatives I discussed last quarter. These are the new point-of-sale system, a reorganized field structure and standardized retail plan-o-grams. These initiatives have triggered increased turnover as well as a steep learning curve within the field that negatively impacted our revenue and current operating results. However, some of our leaders, while admittedly too few, have adapted well and are consistently reporting improved results. Our opportunity is to replicate this performance across our entire field organization. I have seen enough positive results within our field organization to recognize we have in place the right structure and tools to generate increased revenue, guest retention and profitability. Our top priority will continue to be leadership development and improved execution at all levels of our field organization. To reach the full performance of each and every one of our salons, Regis must become an organization that excels at developing our field and salon leaders. The performance of our best operators assures me, as we develop a culture focused on talent development and execution, we will realize increased growth and profitability throughout our entire organization.

“While I would normally not address technical accounting matters, it is important for me to comment on the $112.1 million of non-cash charges we reported during the quarter to impair goodwill and establish a valuation allowance against our deferred tax assets. These non-cash charges are highly technical in nature and do not have any economic impact on our business model. Our business model is sound, our balance sheet is strong and our business continues to generate positive cash flow. In fact, our business generated $21.6 million in EBITDA, as adjusted, for the quarter. I am confident in our ability to restore Regis to sustainable growth and improved profitability.”

The Company provided additional context in the areas of focus cited by Mr. Hanrahan:

Organization. As a result of the field reorganization, the Company moved from a branded to a geographic management structure, resulting in many of our field leaders taking on new roles and responsibilities. Ascending the learning curve has been a challenge for many. Today our field leadership team can be divided into three categories — early adaptors and succeeding, learning and improving, and challenged and struggling with their new responsibility.

Our leadership training will continue to focus on developing good leaders who can drive execution at the salon level and grow guest traffic. While in the minority, early adaptors are achieving the kind of results Regis can expect as the entire organization develops. To accelerate the pace of adoption, our Regional Directors are leading efforts to improve underperforming salons. We have equipped them with operational tools, like salon training and execution guides, salon performance reporting and leadership standards. These tasks will assist them in standardizing operating processes across our salons and using consistent performance metrics to diagnose their businesses more effectively. Early results indicate this work is improving trends in these salons. Our opportunity is to sustain these improvements with ongoing training and development across all salons.

While the salon business has always been a high turnover business, employee attraction and retention have proven to be more challenging during this period of change. As we create a culture of accountability, stylist turnover remains skewed towards our lower producers, and the Company’s hiring has not kept pace with this turnover. The organization is focused on staffing and our field leadership has been given new tools to help them identify and capitalize on staffing opportunities. We prioritized our greatest opportunities and our Regional Directors are leading our efforts to improve staffing.

In the past few months we staffed two critical positions, a Chief Operating Officer, Jim Lain, and our first ever Chief Human Resources Officer, Carmen Thiede. These roles will drive leadership development and execution. Leveraging their experience, talent assessments and development programs are underway across our field organization. Jim and Carmen have also begun to evaluate how we can standardize and enhance operating procedures across all brands to support our field leaders to efficiently and effectively manage their areas of responsibility.

Merchandising. During the second quarter retail sales trends remained challenging. A number of actions have been taken to optimize our merchandising and promotional strategy. First, we have begun a search for a new Chief Merchandising Officer. Second, we incorporated retail traffic within our executional training to ensure focus on selling retail. Last, we are modifying monthly stylist retail contests to generate greater excitement among our stylists to drive retail sales.

Technology. We continue to focus on optimizing our SuperSalon point-of-sale system. Our emphasis is on enhancing performance by improving performance speeds, providing on-going training, and simplifying user interfaces. Dedicated resources are working in these areas to leverage the benefits of this standardized platform. We expect to report progress in this area next quarter.

Comparable Profitability Measures (1)

	Three Months Ended December 31,		Six Months Ended December 31,		Fiscal Years Ended June 30,
	2013	2012	2013	2012	2013	2012
	(Dollars in Millions)
Revenue	$468.4	$506.2	$937.0	$1,011.5	$2,018.7	$2,122.2

Revenue decline %	(7.5)	(3.8)	(7.4)	(4.3)	(4.9)	(2.7)

Same-Store Sales %	(6.2)	(1.9)	(5.8)	(2.5)	(2.4)	(3.5)
Same-Store Average Ticket % Change	1.2	1.1	1.5	0.3	0.6	(0.1)
Same-Store Guest Count % Change	(7.4)	(3.0)	(7.3)	(2.8)	(3.0)	(3.4)

Cost of Service and Product % (2)	59.9	58.3	59.3	57.9	58.6	55.8
Cost of Service and Product %, as re-casted (2) (3)	N/A	59.4	N/A	59.1	59.6	57.0
Cost of Service and Product %, as adjusted (2)	59.9	59.4	59.2	59.1	59.0	57.0
Cost of Service % (2)	62.1	60.3	61.3	59.7	59.5	57.3
Cost of Service %, as re-casted (2) (3)	N/A	61.7	N/A	61.1	60.9	58.7
Cost of Product % (2)	51.6	50.9	51.2	51.4	55.0	50.4
Cost of Product %, as adjusted (2)	51.6	50.9	50.7	51.4	52.0	50.4

Site operating expense as % of total revenues, U.S. GAAP reported	10.7	9.9	10.8	10.1	10.1	9.8
Site operating expense as % of total revenues, as re-casted (3)	N/A	10.3	N/A	10.6	10.5	10.3
Site operating expense as % of total revenues, as adjusted	10.9	10.5	10.9	10.7	10.6	10.2

General and administrative as % of total revenues, U.S. GAAP reported	8.6	11.0	9.0	11.0	11.2	11.8
General and administrative as % of total revenues, as re-casted (3)	N/A	9.5	N/A	9.5	9.8	10.2
General and administrative as % of total revenues, as adjusted	9.0	9.3	9.2	9.4	9.4	9.4

Operating (loss) income as % of total revenues, U.S. GAAP reported	(7.6)	1.7	(3.6)	1.8	0.6	(0.1)
Operating (loss) income as % of total revenues, as adjusted	(0.7)	1.7	0.0	1.7	1.7	4.6

EBITDA	(7.8)	17.4	20.0	86.3	148.5	14.7
EBITDA, as adjusted	21.6	31.1	49.1	61.5	125.4	191.4

(1)         As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers segment as discontinued operations.

(2)         Excludes depreciation and amortization.

(3)         During the fourth quarter of fiscal year 2013, the Company reorganized its field organization, excluding salons within the mass premium category. Beginning in the first quarter of fiscal year 2014, costs associated with field leaders that were previously recorded within General and Administrative expenses are now reported within Cost of Service and Site Operating expenses.

Second Quarter Results:

As a reminder, beginning in the first quarter of fiscal year 2014, costs associated with field leaders, excluding salons within the mass premium category, that were previously recorded within General and Administrative expense are now categorized to Cost of Service and Site Operating expense as a result of the field reorganization that took place in the fourth quarter of fiscal year 2013. Previously, field leaders did not work on the salon floor daily. As reorganized, field leaders now spend their time on the salon floor leading and mentoring stylists, and serving guests. Accordingly, field leader costs, including labor and travel costs, now directly arise from the management of salon operations. As a result, district and senior district leader labor costs are reported within Cost of Service rather than General and Administrative expenses, and their travel costs are reported within Site Operating expenses rather than General and Administrative expenses. This expense classification does not have a financial impact on the Company’s reported operating income (loss), reported net income (loss) or cash flows from operations. Re-casted historical annual and quarterly financial statements can be found on the Company’s website.

Beginning in the second quarter of fiscal year 2014, the Company redefined its operating segments to reflect how the chief operating decision maker evaluates the business. These segments relate to the restructuring of the North American field organization that took place in the fourth quarter of fiscal year 2013 and was completed during the second quarter of fiscal year 2014.

Revenues. Revenues declined $37.8 million, or 7.5%, compared to the prior year quarter.

Service revenues were $361.0 million, a decrease of $27.3 million, or 7.0%, from the prior year quarter, mainly driven by declines in North American salon revenues. Compared to the prior year quarter, same-store service sales declined 5.5%, comprised of a 6.6% decrease in guest counts, partly offset by a 1.1% increase in average ticket price. Net changes in store counts drove the remaining 1.5% decrease compared to the prior year quarter.

Product revenues were $97.8 million, a decrease of $10.5 million, or 9.7%, versus the prior year quarter. Product same-store sales declined 9.2%, representing 560 basis points of trend improvement since last quarter.

Royalties and fees of $9.6 million were flat to the prior year quarter.

Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, increased 160 basis points to 59.9% compared to the prior year quarter. Excluding the impact of the prior year change in expense categorization as a result of the field reorganization, cost of service and product as a percent of service and product revenues increased 50 basis points compared to the prior year quarter.

Cost of service as a percent of service revenues was 62.1%, an increase of 180 basis points compared to the prior year quarter. Excluding the impact of the prior year change in expense categorization as a result of the field reorganization, cost of service as a percent of service revenues increased 40 basis points compared to the prior year quarter. Negative leverage of stylist hours caused by same-store service sales declines and increased health care costs were partly offset by cost reductions due to our field reorganization and reduced bonus expense. Last year’s results also included disaster pay related to Hurricane Sandy and a full commission coupon event that was not repeated this year.

Cost of product as a percent of product revenues was 51.6%, an increase of 70 basis points when compared to the prior year quarter. This increase was mainly driven by higher promotional activity in the quarter, partly offset by reduced sales commissions and bonus expense due to lower product sales.

Site Operating Expenses. Site operating expenses of $50.2 million increased $0.3 million compared to the prior year quarter. Excluding impacts of discrete items in both periods and the prior year change in expense categorization as a result of our field reorganization, site operating expenses decreased $2.5 million compared to the prior year quarter. The decrease was primarily driven by cost savings initiatives to lower utilities and repairs and maintenance expenses, lower travel expense, and reduced freight and self-insurance expenses, partly offset by increased connectivity costs to support SuperSalon and salon workstations.

General and Administrative. General and administrative expenses of $40.3 million decreased $15.5 million compared to the prior year quarter. Excluding the impact of discrete items in both periods and the change in expense categorization as a result of our field reorganization, general and administrative expenses, as adjusted, decreased $4.7 million compared to the prior year quarter. Almost half of this improvement relates to cost savings initiatives and benefits from the field reorganization. The remaining benefit is primarily driven by reduced bonus expense resulting from lower sales and profits and reduced corporate health insurance costs. We continue to focus on ways to simplify and drive further cost efficiencies.

Rent. Rent expense was $79.2 million, or 16.9% of revenues, representing an increase of 100 basis points over the prior year quarter, primarily the result of negative leverage due to same-store sales declines. Rent expense declined by $1.4 million compared to the prior year quarter, mainly due to salon closures.

Depreciation and Amortization. Depreciation and amortization was $24.6 million compared to $21.9 million in the prior year quarter, an increase of $2.8 million. This increase was primarily the result of asset impairments within the Regis salon concept.

Equity in Affiliates. Income from equity method investments and affiliated companies was $2.7 million. Excluding the impact of discrete items in both periods, income from equity method investments and affiliated companies, as adjusted, increased $0.5 million compared to the prior year quarter. This increase was driven by increased earnings in Empire Education Group.

EBITDA. EBITDA of ($7.8) million declined $25.2 million compared to the prior year quarter. Excluding the impact of discrete items in both periods, EBITDA, as adjusted, totaled $21.6 million, a decrease of $9.5 million compared to the prior year quarter.

Discrete Items. Discrete items for the current quarter netted to $107.5 million of after-tax expense, comprised of the following items:

Expense:

•                  Deferred tax asset valuation allowance, and other, of $83.2 million.

•                  Regis salon concept goodwill impairment of $28.6 million.

•                  Professional and legal fees of $1.0 million.

Income:

•                  Deferred compensation and insurance benefit of $3.2 million.

•                  Recovery of a previously impaired investment in an affiliate of $2.1 million.

During the second quarter, the Company incurred a non-cash charge of $83.5 million to establish a valuation allowance against the Company’s United States deferred tax assets, which generally expire many years into the future, or have no definite expiration period. On a quarterly basis, the Company is required to assess the likelihood that deferred tax assets will be recovered. While the determination of whether or not to record a valuation allowance is not fully governed by a specific objective test, accounting guidance places significant weight on recent financial performance. During the second quarter of fiscal year 2014, the impacts from strategic initiatives implemented late in fiscal year 2013 were continuing to negatively impact the Company’s financial performance. Accordingly, the Company incurred this non-cash charge to establish a valuation allowance against its United States deferred tax assets. A large portion of the Company’s recent losses have included material discrete charges, mainly non-cash in nature. We are focused on restoring the Company to sustainable growth and profitability. Should this occur, the Company will reverse this allowance.

The goodwill impairment is a non-cash charge related to the Regis salon concept reporting unit. As a result of redefining our operating segments during the quarter, and our recent performance trends, we were required to perform an interim goodwill assessment. As a result of this non-cash charge, we have no further goodwill on our books associated with the Regis salon concept. We remain focused on improving the performance of this segment as we stabilize and turn around our overall business.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.

Regis Corporation will host a conference call and presentation via webcast discussing second quarter results today, January 27, 2014, at 10 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing 877-941-6009. A replay of the presentation will be available later that day. The replay phone number is 800-406-7325, access code 4662033#.

About Regis Corporation

Regis Corporation (NYSE:RGS) is a leader in beauty salons and cosmetology education. As of December 31, 2013, the Company owned, franchised or held ownership interests in 9,757 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and Cool Cuts 4 Kids. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of significant initiatives and changes in our management and organizational structure; negative same-store sales; the success of our stylists and our ability to attract and retain talented stylists; the effect of changes to healthcare laws; changes in regulatory and statutory laws; the Company’s reliance on management information systems; competition within the personal hair care industry, which remains strong, both domestically and internationally; changes in economic conditions; the continued ability of the Company to implement cost reduction initiatives; certain of the terms and provisions of the outstanding convertible notes; failure to optimize our brand portfolio; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; financial performance of our joint ventures; changes in interest rates and foreign currency exchange rates; changes in consumer tastes and fashion trends; our ability to protect the security of personal information about our guests; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$339,418	$200,488
Receivables, net	24,584	33,062
Inventories	147,188	139,607
Deferred income taxes	381	24,145
Income tax receivable	19,765	33,346
Other current assets	57,189	57,898
Total current assets	588,525	488,546

Property and equipment, net	290,378	313,460
Goodwill	425,332	460,885
Other intangibles, net	20,642	21,496
Investment in affiliates	44,967	43,319
Other assets	64,219	62,786

Total assets	$1,434,063	$1,390,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$174,143	$173,515
Accounts payable	54,348	66,071
Accrued expenses	141,984	137,226
Total current liabilities	370,475	376,812

Long-term debt and capital lease obligations	120,010	1,255
Other noncurrent liabilities	200,832	155,011
Total liabilities	691,317	533,078

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 56,698,587 and 56,630,926 common shares at December 31, 2013 and June 30, 2013, respectively	2,835	2,832
Additional paid-in capital	335,379	334,266
Accumulated other comprehensive income	21,539	20,556
Retained earnings	382,993	499,760

Total shareholders’ equity	742,746	857,414

Total liabilities and shareholders’ equity	$1,434,063	$1,390,492

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REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Revenues:
Service	$360,959	$388,286	$732,686	$781,702
Product	97,769	108,236	184,512	210,520
Royalties and fees	9,639	9,643	19,752	19,303
	468,367	506,165	936,950	1,011,525
Operating expenses:
Cost of service	224,238	234,265	449,253	466,793
Cost of product	50,461	55,064	94,485	108,196
Site operating expenses	50,204	49,872	101,045	102,219
General and administrative	40,269	55,795	84,702	111,667
Rent	79,164	80,555	158,174	162,054
Depreciation and amortization	24,641	21,891	48,472	42,600
Goodwill impairment	34,939	—	34,939	—
Total operating expenses	503,916	497,442	971,070	993,529

Operating (loss) income	(35,549)	8,723	(34,120)	17,996

Other income (expense):
Interest expense	(5,166)	(6,649)	(9,657)	(13,478)
Interest income and other, net	339	601	883	35,213

(Loss) income before income taxes and equity in income (loss) of affiliated companies	(40,376)	2,675	(42,894)	39,731

Income taxes	(72,341)	(1,085)	(71,958)	(4,071)
Equity in income (loss) of affiliated companies, net of income taxes	2,740	(17,709)	4,739	(17,132)

(Loss) income from continuing operations	(109,977)	(16,119)	(110,113)	18,528

Income from discontinued operations, net of taxes	—	3,853	—	7,630

Net (loss) income	$(109,977)	$(12,266)	$(110,113)	$26,158

Net (loss) income per share:
Basic:
(Loss) income from continuing operations	(1.95)	(0.28)	(1.95)	0.32
Income from discontinued operations	—	0.07	—	0.13
Net (loss) income per share, basic (1)	$(1.95)	$(0.22)	$(1.95)	$0.46
Diluted:
(Loss) income from continuing operations	(1.95)	(0.28)	(1.95)	0.32
Income from discontinued operations	—	0.07	—	0.13
Net (loss) income per share, diluted (1)	$(1.95)	$(0.22)	$(1.95)	$0.46

Weighted average common and common equivalent shares outstanding:
Basic	56,437	56,794	56,427	57,043
Diluted	56,437	56,794	56,427	57,125

Cash dividends declared per common share (2)	$0.06	$0.06	$0.12	$0.12

(1)                                 Total is a recalculation; line items calculated individually may not sum to total due to rounding

(2)                                 In December 2013, the Board of Directors elected to discontinue paying regular quarterly dividends

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REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Net (loss) income:	$(109,977)	$(12,266)	$(110,113)	$26,158
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments:
Foreign currency translation adjustments during the period	(2,052)	(2,178)	983	4,860
Reclassification adjustments for gains included in net income	—	—	—	(33,842)
Net current period foreign currency translation adjustments	(2,052)	(2,178)	983	(28,982)
Change in fair market value of financial instruments designated as cash flow hedges	—	—	—	(23)
Other comprehensive (loss) income:	(2,052)	(2,178)	983	(29,005)
Comprehensive loss:	$(112,029)	$(14,444)	$(109,130)	$(2,847)

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Six Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(110,113)	$26,158
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	42,119	39,730
Equity in (income) loss of affiliated companies	(4,739)	16,692
Deferred income taxes	67,741	11,352
Salon asset impairment	6,353	3,359
Loss on write down of inventories	854	—
Goodwill impairment	34,939	—
Accumulated other comprehensive income reclassification adjustments	—	(33,842)
Stock-based compensation	3,557	3,307
Amortization of debt discount and financing costs	3,933	3,527
Other non-cash items affecting earnings	136	593
Changes in operating assets and liabilities, excluding the effects of acquisitions	4,449	(11,907)
Net cash provided by operating activities	49,229	58,969

Cash flows from investing activities:
Capital expenditures	(23,913)	(43,200)
Proceeds from sale of assets	8	152
Asset acquisitions, net of cash acquired	(15)	—
Proceeds from loans and investments	5,056	131,054
Net cash (used in) provided by investing activities	(18,864)	88,006

Cash flows from financing activities:
Borrowings on revolving credit facilities	—	5,200
Payments on revolving credit facilities	—	(5,200)
Proceeds from issuance of long-term debt, net of fees	118,058	—
Repayments of long-term debt and capital lease obligations	(3,452)	(21,298)
Repurchase of common stock	—	(14,868)
Dividends paid	(6,793)	(6,905)
Net cash provided by (used in) financing activities	107,813	(43,071)

Effect of exchange rate changes on cash and cash equivalents	752	2,496

Increase in cash and cash equivalents	138,930	106,400

Cash and cash equivalents:
Beginning of period	200,488	111,943
End of period	$339,418	$218,343

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SAME-STORE SALES (1):

	For the Three Months Ended
	December 31, 2013			December 31, 2012
	Service	Retail	Total	Service	Retail	Total
SmartStyle	(6.6)	(10.2)	(7.9)	0.8	(0.2)	0.5
Supercuts	(0.5)	(10.6)	(1.6)	0.5	(1.2)	0.3
MasterCuts	(10.0)	(11.2)	(10.3)	(4.0)	(4.8)	(4.2)
Promenade	(6.6)	(10.1)	(7.0)	(2.6)	(5.6)	(2.9)
North American Value	(5.5)%	(10.4)%	(6.5)%	(1.0)%	(1.8)%	(1.1)%

North American Premium	(6.3)%	(7.0)%	(6.4)%	(3.3)%	(5.1)%	(3.6)%

International	(0.4)%	(2.6)%	(1.1)%	(2.5)%	(14.3)%	(6.6)%

Consolidated	(5.5)%	(9.2)%	(6.2)%	(1.5)%	(3.6)%	(1.9)%

	For the Six Months Ended
	December 31, 2013			December 31, 2012
	Service	Retail	Total	Service	Retail	Total
SmartStyle	(3.7)	(12.4)	(6.7)	(1.9)	(1.8)	(1.9)
Supercuts	(0.3)	(13.6)	(1.7)	0.9	(0.9)	0.7
MasterCuts	(9.3)	(18.7)	(11.1)	(4.5)	(3.3)	(4.2)
Promenade	(5.2)	(13.0)	(6.0)	(2.8)	(4.9)	(3.0)
North American Value	(4.0)%	(13.4)%	(5.9)%	(1.8)%	(2.4)%	(1.9)%

North American Premium	(6.1)%	(9.5)%	(6.8)%	(3.8)%	(3.4)%	(3.8)%

International	(0.3)%	(3.4)%	(1.3)%	(2.8)%	(11.8)%	(5.8)%

Consolidated	(4.3)%	(11.9)%	(5.8)%	(2.3)%	(3.4)%	(2.5)%

(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)

System-wide location counts

	December 31, 2013	June 30, 2013
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,533	2,490
Supercuts	1,188	1,210
MasterCuts	523	532
Promenade	1,930	1,990
Regis salons	849	862
Total North American Salons (1)	7,023	7,084
Total International Salons (2)	365	351
Total Company-owned Salons	7,388	7,435

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	125	123
Supercuts	1,151	1,116
Promenade	847	843
Total North American Salons (1)	2,123	2,082
Total International Salons (2)	—	—
Total Franchise Salons	2,123	2,082

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	246	246

Grand Total, System-wide	9,757	9,763

(1) The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Promenade salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2) Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income, net income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance.  We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies.  These non-GAAP results should not be regarded as a substitute for the corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business.  Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and six months ended December 31, 2013 and 2012:

The following information is provided to give qualitative and quantitative information related to items impacting comparability.  Items impacting comparability are not defined terms within U.S. GAAP.  Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.  We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•                  Inventory reserves attributed to our inventory simplification program.

•                  Self-insurance reserve adjustments.

•                  Deferred compensation adjustments.

•                  Expense associated with legal cases.

•                  Professional fees associated with the evaluation and sale of non-core assets.

•                  Expenses associated with senior management restructuring.

•                  Recovery of bad debt expense associated with the outstanding note receivable with Pure Beauty.

•                  Accelerated depreciation related to our corporate office consolidation.

•                  Goodwill impairment charge related to our Regis salon concept reporting unit.

•                  Recognition in earnings of amounts previously classified within accumulated other comprehensive income (AOCI) that were associated with the liquidation of foreign entities denominated in the Euro related to the sale of its investment in Provalliance.

•                  Recovery of previously impaired investments in an affiliate.

•                  Impairment recorded on our investment in Empire Education Group.

•                  Other than temporary impairment recorded on our investment in Provalliance, partially offset by a gain recorded for the reduction in the fair value of the equity put option associated with our investment in Provalliance.

•                  Operations of our Hair Restoration Centers and professional fees associated with the disposition of our Hair Restoration Centers on April 9, 2013.

The non-GAAP tax provision adjustments related to the amounts excluded from our non-GAAP results are due to the change in non-GAAP taxable income as compared to U.S. GAAP taxable income or loss, resulting from the non-GAAP reconciling items addressed herein.  The non-GAAP tax provision adjustments are made to reflect the year-to-date non-GAAP tax rate for each period. The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net income (loss) as compared to the U.S. GAAP net income (loss), resulting from the non-GAAP reconciling items addressed herein. Non-GAAP net income (loss) per share reflects the weighted average shares associated with non-GAAP net income, which may include the dilutive effect of common stock and convertible share equivalents.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP operating (loss) income and net (loss) income to equivalent non-GAAP measures

		Three Months Ended December 31,		Six Months Ended December 31,
	U.S. GAAP financial line item	2013	2012	2013	2012
U.S. GAAP revenue		$468,367	$506,165	$936,950	$1,011,525

U.S. GAAP operating (loss) income		$(35,549)	$8,723	$(34,120)	$17,996

Non-GAAP operating expense adjustments:
Inventory reserves	Cost of product	—	—	854	—
Self-insurance reserves adjustments	Site operating expense	(673)	(1,127)	(673)	(1,127)
Deferred compensation adjustments	General and administrative	(3,703)	—	(3,703)	—
Legal fees	General and administrative	1,590	—	1,913	—
Professional fees	General and administrative	37	—	489	—
Senior management restructure	General and administrative	—	992	—	992
Self-insurance reserves adjustments	General and administrative	—	5	—	5
Pure Beauty note receivable recovery	General and administrative	—	—	—	(333)
Corporate office consolidation accelerated depreciation	Depreciation and amortization	—	—	746	—
Goodwill impairment	Goodwill impairment	34,939	—	34,939	—
Total non-GAAP operating expense adjustments		32,190	(130)	34,565	(463)
Non-GAAP operating (loss) income (1)		$(3,359)	$8,593	$445	$17,533

U.S. GAAP net (loss) income		$(109,977)	$(12,266)	$(110,113)	$26,158

Non-GAAP net (loss) income adjustments:
Non-GAAP operating expense adjustments		32,190	(130)	34,565	(463)
AOCI adjustments	Interest income and other, net	—	—	—	(33,842)
Tax provision adjustments (2)	Income taxes	77,442	51	76,774	1,862
Recovery of previously impaired investments in affiliates	Equity in income (loss) of affiliated companies, net of taxes	(2,088)	—	(3,077)	—
Empire Education Group impairment	Equity in income (loss) of affiliated companies, net of tax	—	17,899	—	17,899
Provalliance impairment and equity put liability adjustment	Equity in income (loss) of affiliated companies, net of taxes	—	—	—	2,048
Hair Restoration Center discontinued operations	Income from discontinued operations, net of taxes	—	(3,853)	—	(7,630)
Total non-GAAP net (loss) income adjustments		107,544	13,967	108,262	(20,126)
Non-GAAP net (loss) income		$(2,433)	$1,701	$(1,851)	$6,032

Notes:

(1)               Adjusted operating margins for the three months ended December 31, 2013, and 2012, were (0.7) and 1.7 percent, respectively, and were 0.0 and 1.7 percent for the six months ended December 31, 2013 and 2012, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

(2)               Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 37 percent for the three and six months ended December 31, 2013, respectively, for all non-GAAP operating expense adjustments except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $6.3 million for the three and six months ended December 31, 2013, as the charge was only partly deductible for income tax purposes. In addition, during the three and six months ended December 31, 2013, the Company recorded a $83.5 million valuation reserve against the Company’s United States deferred tax assets. The three months ended December 31, 2013, also includes $0.3 million benefit for the impact of the discrete income tax rate. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 39 percent for the three and six months ended December 31, 2012, respectively, for all non-GAAP operating expense adjustments, except the AOCI adjustments during the six months ended December 31, 2012. The AOCI adjustments were primarily non-taxable.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)

Reconciliation of U.S. GAAP net (loss) income per diluted share to non-GAAP net income per diluted share

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
U.S. GAAP net (loss) income per diluted share	$(1.949)	$(0.216)	$(1.951)	$0.458
Inventory reserves (1) (2)	—	—	0.009	—
Self-insurance reserves adjustments (1) (2)	(0.008)	(0.012)	(0.008)	(0.012)
Deferred compensation adjustments (1) (2)	(0.049)	—	(0.049)	—
Legal fees (1) (2)	0.018	—	0.021	—
Professional fees (1) (2)	—	—	0.006	—
Senior management restructure (1) (2)	—	0.011	—	0.011
Pure Beauty note receivable recovery (1) (2)	—	—	—	(0.004)
Corporate office consolidation accelerated depreciation (1) (2)	—	—	0.008	—
Goodwill impairment (1) (2)	0.507	—	0.507	—
AOCI adjustments (1) (2)	—	—	—	(0.563)
Deferred tax asset valuation (1) (2)	1.479	—	1.480	—
Impact of income tax rate difference (1) (2)	(0.005)	—	(0.001)	—
Recovery of previously impaired investments in affiliates (1) (2)	(0.037)	—	(0.055)	—
Empire Education Group impairment (1) (2)	—	0.315	—	0.313
Provalliance impairment and equity put liability adjustment (1) (2)	—	—	—	0.036
Hair Restoration Center discontinued operations	—	(0.068)	—	(0.134)
Non-GAAP net income per diluted share (2) (3)	$(0.043)	$0.030	$(0.033)	$0.106

U.S. GAAP Weighted average shares - basic	56,437	56,794	56,427	57,043
U.S. GAAP Weighted average shares - diluted	56,437	56,794	56,427	57,125
Non-GAAP Weighted average shares - diluted (2)	56,437	56,893	56,427	57,125

Notes:

(1)              Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 37 percent for the three and six months ended December 31, 2013, respectively, for all non-GAAP operating expense adjustments except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $6.3 million for the three and six months ended December 31, 2013, as the charge was only partly deductible for income tax purposes. In addition, during the three and six months ended December 31, 2013, the Company recorded a $83.5 million valuation reserve against the Company’s United States deferred tax assets. The three months ended December 31, 2013, also includes $0.3 million benefit for the impact of the discrete income tax rate. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 39 percent for the three and six months ended December 31, 2012, respectively, for all non-GAAP operating expense adjustments, except the AOCI adjustments during the six months ended December 31, 2012. The AOCI adjustments were primarily non-taxable.

(2)              Non-GAAP net (loss) income per share reflects the weighted average shares associated with non-GAAP net (loss) income, which includes the dilutive effect of common stock and convertible share equivalents. The earnings per share impact of the adjustments for the three months ended December 31, 2012, included 0.1 million common stock equivalents in the weighted average shares.

(3)              Total is a recalculation; line items calculated individually may not sum to total due to rounding.

REGIS CORPORATION

Summary of Pre-Tax, Income Taxes, and Net Income Impact for Q2 FY14 Discrete Items

	Pre-Tax	Income Taxes	Net Income

Self-insurance reserves adjustments	$(673)	$249	$(424)
Deferred compensation adjustment	(3,703)	949	(2,754)
Legal fees	1,590	(588)	1,002
Professional fees	37	(14)	23
Goodwill impairment	34,939	(6,341)	28,598
Deferred tax asset valuation	—	83,484	83,484
Impact of income tax rate difference	—	(297)	(297)
Recovery of previously impaired investments in affiliates	(2,088)	—	(2,088)
Total	$30,102	$77,442	$107,544

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net (loss) income to adjusted EBITDA, a non-GAAP financial measure

(Dollars in thousands)

(unaudited)

Adjusted EBITDA

EBITDA represents U.S. GAAP net (loss) income for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in income (loss) of affiliated companies, and identified items impacting comparability for each respective period. For the three and six months ended December 31, 2013 and 2012, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items, the deferred tax valuation and accelerated depreciation related to the corporate office consolidation are already included in the U.S. GAAP reported net (loss) income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to adjusted EBITDA. The impacts of the recovery of a previously impaired investment in an affiliate, impairment of Empire Education Group and net Provalliance impairment and gain for the settlement of a portion of the Provalliance equity put are already included by excluding the impact of the Company’s equity in income (loss) of affiliated companies, net of taxes, as reported.

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands)
Consolidated reported net (loss) income, as reported (U.S. GAAP)	$(109,977)	$(12,266)	$(110,113)	$26,158
Interest expense, as reported	5,166	6,649	9,657	13,478
Income taxes, as reported	72,341	1,085	71,958	4,071
Depreciation and amortization, as reported	24,641	21,891	48,472	42,600
EBITDA (as defined above)	$(7,829)	$17,359	$19,974	$86,307

Equity in (income) loss of affiliated companies, net of income taxes, as reported	(2,740)	17,709	(4,739)	17,132
Inventory reserves	—	—	854	—
Self-insurance reserves adjustments	(673)	(1,122)	(673)	(1,122)
Deferred compensation adjustment	(3,703)	—	(3,703)	—
Legal fees	1,590	—	1,913	—
Professional fees	37	—	489	—
Senior management restructure	—	992	—	992
Pure Beauty note receivable recovery	—	—	—	(333)
Goodwill impairment	34,939	—	34,939	—
AOCI adjustments	—	—	—	(33,842)
Income from discontinued operations, net of taxes, as reported	—	(3,853)	—	(7,630)
Adjusted EBITDA, non-GAAP financial measure	$21,621	$31,085	$49,054	$61,504

REGIS CORPORATION

Reconciliation of reported U.S. GAAP revenue change to same-store sales

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Revenue decline, as reported (U.S. GAAP)	(7.5)%	(3.8)%	(7.4)%	(4.3)%
Effect of new stores and conversions	(0.7)	(1.2)	(0.8)	(1.4)
Effect of closed salons	2.7	3.4	2.9	3.2
Other	(0.7)	(0.3)	(0.5)	—
Same-store sales, non-GAAP	(6.2)%	(1.9)%	(5.8)%	(2.5)%

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